Exhibit 10.5

PHARMACEUTICAL DEVELOPMENT AGREEMENT TO DEVELOP
A MULTIDOSE INJECTION FOR BIM 44058*

This Pharmaceutical Development Agreement (this “Agreement”), dated as of January 2, 2006, is made by and between

BEAUFOUR IPSEN INDUSTRIE S.A.S., a French corporation with its principal office at Beaufour Ipsen Industrie S.A.S, rue d’Ethe Virton, 28100, France (“Ipsen”).

and

RADIUS HEALTH Inc., a corporation incorporated under the laws of the State of Delaware, United States with its principal office at 300 Technology Square — 5th floor, Cambridge, MA 02139 and formerly known as Nuvios, Inc. (“Radius”).

RECITALS

WHEREAS, Ipsen and Radius are parties to that certain License Agreement dated September 27 2005 (the “License Agreement”);

WHEREAS, within the framework of the License Agreement, Radius desires to have Ipsen develop a formulation of the Licensed Product (as such term is defined in the License Agreement)

WHEREAS, Radius desires to have Ipsen develop, and Ipsen is willing to develop, upon the terms and conditions set forth in this Agreement, a formulation of the Licensed Product

NOW, THEREFORE, in consideration of the foregoing premises, and obligations set forth in this Agreement, the parties hereby agree as follows:

1.             Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the License Agreement including Appendices thereto.

2.             Objective. The objective of this Agreement and the research and development activities to be performed pursuant to this Agreement is for Ipsen to research, develop and make a new formulation of Licensed Compound and/or Licensed Product no later than the date agreed by the Parties in the Work Plan, that meets the specifications for such new formulation set forth in the Work Plan (as defined below), provided, that such date may be extended by mutual written agreement of the parties. For purposes of this Agreement, the term “New Formulation Licensed Product” shall mean a new formulation of Licensed Compound and/or Licensed Product that meets the specifications for such new formulation set forth in the Work Plan.

3.             Work Plan. Attached hereto as Exhibit A is a work plan (the “Work Plan”) setting forth, among other things, (i) the research and development tasks and activities to be performed by Ipsen (including timelines for the performance thereof), (ii) the FTEs or contractors to be

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

employed by Ipsen to accomplish such research and development tasks and activities within such timelines, and (iii) the estimated budget associated with such research tasks and activities.

The Work Plan (or any portion thereof) may be amended or modified at any time and from time to time by mutual written agreement of Radius and Ipsen.

4.             Performance of Research and Development Activities; Warranties. Subject to and upon the terms and conditions of this Agreement, Ipsen agrees to diligently and competently perform on a timely basis the research and development tasks and activities described in the Work Plan. Ipsen represents and warrants that it will perform the research activities under the Work Plan in a good and workmanlike manner in accordance with good research practices and good laboratory practices and in compliance with all applicable federal, supranational, state or local laws, regulations and guidelines governing the conduct of such research activities, including, without limitation, all applicable export and import control laws; provided, however, that in no event does Ipsen represent, warrant or otherwise guarantee that it will be successful in developing a new formulation of Licensed Compound and/or Licensed Product that meets the specifications therefore set forth in the Work Plan, nor that it will meet the timelines for completion of the Work Plan. Although Ipsen does not warrant that it will meet the timelines for completion of the Work Plan, Ipsen does warrant that it will complete all of the activities contemplated under the Work Plan in consideration of the payments to be made by Radius pursuant to Section 10 hereof.

5.             Subcontractors. Ipsen may perform some of its obligations under the Work Plan through one or more subcontractors provided that (i) Radius has given its written consent (which shall not be unreasonably withheld or delayed), (ii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the parties pursuant to Section 11 hereof, and (iii) the subcontractor agrees in writing that all of its right, title and interest in and to any and all inventions or discoveries, whether or not patentable, made by such subcontractor in the course of performing the research tasks and activities subcontracted by Ipsen shall be owned by, and assigned to, Ipsen. In the event that Ipsen performs one or more of its obligations under the Work Plan through a subcontractor, then Ipsen will at all times be responsible for the performance and payment of such subcontractor. Ipsen shall require each such subcontractor to enter into a subcontract agreement with Ipsen containing provisions consistent with, and that will enable Ipsen to comply with its obligations under, the provisions of this Agreement, including, without limitation, Sections 6, 7, 8, 9 and 12 of this Agreement.

6.             Records. Ipsen shall maintain records in sufficient detail and in accordance with good laboratory practices and good research practices and as will properly reflect, and will document in a manner appropriate for purposes of supporting the filing of potential patent applications, all work done and results achieved in the performance of the Work Plan (including all data in the form required under any applicable governmental regulations). Ipsen shall provide Radius the right to inspect and copy such records to the extent reasonably required for the exercise of its rights under this Agreement subject to a fifteen (15) calendar days prior written notice.

7.             Reporting Obligations.

(a)           Ipsen shall provide written quarterly reports to Radius and the JSC summarizing all data, results, Inventions, Know-How and Patent Rights generated by Ipsen and/or its subcontractors in the course of carrying out the research activities and tasks under, or in connection with, the Work Plan. A final report will be submitted by Ipsen to Radius and the JSC within 90 days after the expiration or termination of this Agreement.

(b)           At each meeting of the JSC, Ipsen shall update the JSC as to the status of the research tasks and activities of Ipsen under this Agreement and shall present to the JSC all data, results, Inventions, Know-How and Patent Rights generated by Ipsen from such research tasks and activities. The JSC shall consider and discuss all of the data, results, Inventions, Know-How and Patent Rights presented by Ipsen, shall provide feedback to Ipsen concerning such data, results, Inventions, Know-How and Patent Rights, and shall make suggestions and recommendations, based on the data, results and Inventions presented by Ipsen, of changes and modifications that Ipsen and Radius should consider making to the Work Plan, including, without limitation, (i) changes to the research activities and tasks required or contemplated under the Work Plan, (ii) changes and modifications to the specifications set forth in the Work Plan with respect to the New Formulation of Licensed Compounds and/or Licensed Products and (iii) changes to the budget included as part of the Work Plan. The suggestions and recommendations made by the JSC pursuant to this Section 7(b) shall not be binding on Ipsen or Radius.

(c)           Ipsen shall, from time to time at the reasonable request of Radius, (a) provide Radius with access to all data, results, Inventions, Know-How, Patent Rights and information employed in or arising out of the research activities and tasks under, or in connection with, the Work Plan, and (b) provide Radius with information concerning such research activities and tasks.

8.             Supply of Compounds. From time to time during the term of this Agreement or upon the reasonable request of Radius, Ipsen shall supply Radius with reasonable quantities of compounds generated or formulated by Ipsen in the course of performing its research tasks and activities under the Work Plan for purposes of enabling Radius to test such compounds and the formulation thereof and for purposes of allowing Radius to assess the extent to which such compounds meet the specifications for a New Formulation Licensed Product.

The supply of New Formulation Licensed Product by Ipsen to Radius for use in phase II clinical trials will be managed under the terms agreed in Appendix D of the License Agreement dated September 27 2005 “Clinical Supply and Technical Transfer Agreement BIM 44058 injection clinical supplies and technology transfer” (hereinafter the “Clinical Supply Agreement”). All terms of such Clinical Supply Agreement apply to the supply by Ipsen to Radius of New Formulation Licensed Product for phase II clinical trials to the exception of the Technical Specifications, Manufacturing and Analytical Procedure and Safety Agreement and the price for the clinical supplies and work associated and quantities of clinical batches. For the New Formulation Licensed Product for phase II clinical trials the following will apply: The relevant Technical Specifications will be set by the Joint Steering Committee; the price for the clinical supplies of New Formulation Licensed Product for phase II clinical trials and work associated and quantities of clinical batches of New Formulation Licensed Product for phase II clinical trials will be as provided in the Work Plan, as amended from time to time; the Manufacturing and Analytical Procedure and the Safety Agreement applicable to New Formulation Licensed Product for phase II clinical trials will be mutually agreed by the Parties.

Under the Clinical Supply Agreement, Ipsen will manufacture or have manufactured and tested the bulk product and devices applicable to the New Formulation Licensed Product for phase II clinical trials, and will provide the analytical control data, with suitable documentation from contract manufacturing company, and Radius will complete final clinical packaging/labeling, and final Quality Assurance release of the clinical supplies of New Formulation Licensed Product for phase II clinical trials.

9.             Technology Transfer.

(a)           At the request of Radius made at any time on or prior to the first anniversary of the expiration or termination of this Agreement, Ipsen shall prepare a report that sets forth a reasonably detailed description of the methods, steps, techniques and processes that Radius needs to follow in order to practice or use any of the Inventions, Know-How and Patent Rights generated by Ipsen from the research activities and tasks under, or in connection with, the Work Plan. Such report shall be accompanied by copies of all documents in the possession of Ipsen that are necessary, or useful in order for Radius to practice or use or learn how to practice or use such Inventions, Know-How and Patent Rights.

(b)           Ipsen shall also take such other actions, as Radius may reasonably request at any time on or prior to the first anniversary of the expiration or termination of this Agreement, for purposes of effectively transferring to Radius the methods, steps, techniques and processes that Radius needs to follow in order to practice or use any or all of the Inventions, Know-How and Patent Rights generated by Ipsen from the research activities and tasks under, or in connection with, the Work Plan.

(c)           Without limiting the generality of the foregoing provisions of this Section 9, Ipsen shall provide Radius, at any time on or prior to the first anniversary of the expiration or termination of this Agreement, with reasonable access to consult with pertinent Ipsen employees that have had prior experience working with any of the methods, steps, techniques and processes that Radius needs to follow in order to practice or use any or all of the Inventions, Know-How and Patent Rights generated by Ipsen from the research activities and tasks under, or in connection with, the Work Plan. Such consultations shall occur at mutually agreeable times and places (or by telephone or other method of communication) so as to not unduly interfere with such Ipsen employee’s duties and responsibilities as employees of Ipsen.

10.          Payments.

(a)           Subject to any modification of the budget included in the Work Plan to be prior agreed in writing by the parties by Mike Dey, Vice-President, Pharmaceutical Development for Ipsen and by Bart Henderson, Chief Business Officer for Radius, the total amount to be paid by Radius to Ipsen in connection with the research activities and tasks pursuant to the Work Plan and this

Agreement shall be as specified in the here attached Exhibit A for the 2006 activities required to deliver Phase II clinical supply.

Such total amount includes all costs in connection with such research activities, including costs of materials, supplies, services, personnel, subcontractors and overhead, regardless of whether such research activities are performed by Ipsen or by a subcontractor or both. The budget included in the Work Plan shows the breakdown by calendar quarter of such total amount in Euros.

(b)           Ipsen shall invoice Radius no later than thirty days prior to the beginning of each calendar quarter for the amount of the payment shown in such budget as being due for such calendar quarter. Radius shall make payment of each such invoice within thirty days after receipt thereof in Euros.

(c)           Without the prior written consent of Radius, in no event shall Ipsen invoice Radius for an amount due in respect of any calendar quarter that is greater than the amount budgeted for such calendar quarter in the Work Plan plus the ten percent limit defined in article 10 (d). In addition, and notwithstanding anything expressed or implied in this Agreement to the contrary (including, without limitation, the Work Plan), in no event shall Radius have any obligation to make payments to Ipsen pursuant to this Agreement for any work done by Ipsen at any time after December 31, 2006 unless Radius shall have authorized in writing any such work.

Radius shall pay for all work in respect of which Ipsen has entered into legally binding commitments with subcontractors before December 31, 2006 that may not be cancelled by Ipsen without incurring penalties, provided that (i) all of such work is within the framework of the Work Plan and the cost of such work is within the budget included in the Work Plan and (ii) if the work to be performed pursuant to such legally binding commitments is to be performed after December 31, 2006, Radius has agreed in writing that such work may be performed after December 31, 2006.

The remaining samples from stability studies will be made available for Radius to ship to Radius nominated contract laboratory by 31 December 2006. Should Radius request in writing that Ipsen conduct work on Radius behalf, Ipsen will be under no obligation to conduct such work.

(d)           Should external costs incurred by Ipsen in relation to the performance of the Work Plan be more than as specified in the Work Plan, Radius shall reimburse Ipsen such additional costs up to a maximum of 10% of the amount included in budget attached in the Work Plan for the performance of the specific tasks that resulted in such additional costs. Any reimbursement of costs in excess of such percentage will have to be prior agreed by Radius and, absent any such prior agreement by Radius, shall be the responsibility of Ipsen.

Should internal costs incurred by Ipsen in relation to the performance of the Work Plan be more than the number of FTEs specified in the Work Plan, Radius shall reimburse Ipsen such additional costs up to a maximum of 10% of the amount included in budget attached in the Work Plan for the performance of the specific tasks that resulted in such additional costs. Any reimbursement of costs in excess of such percentage will have to be prior agreed by Radius and, absent any such prior agreement by Radius, shall be the responsibility of Ipsen.

11.          Confidentiality; Publication; Press Releases.

(a)           The results of any research tasks and activities carried out or performed pursuant to, or in connection with, this Agreement shall be deemed to be, and treated as, Confidential Information of each of Ipsen and Radius for all purposes of the License Agreement, and such results shall be subject to all of the applicable provisions of the License Agreement that pertain to Confidential Information, including, without limitation, all of the provisions of Article 12 of the License Agreement.

(b)           The provisions of Article 13 of the License Agreement shall apply to the results of any research tasks and activities carried out or performed pursuant to, or in connection with, this Agreement to the same extent as if such results were the results of studies or research or development tasks and activities carried out pursuant to, or in connection with, the License Agreement.

12.          Inventions; Intellectual Property Rights. Any and all inventions or discoveries, whether or not patentable, made as a result of the research tasks and activities pursuant to, or in connection with, this Agreement shall be deemed to be, and treated as, Inventions for all purposes of the License Agreement and shall also be deemed to be, and be treated as, Know-How or Patent Rights, as applicable, for all purposes of the License Agreement. Any and all of such inventions or discoveries shall be subject to all of the provisions of the License Agreement that pertain to Inventions and shall be subject to all of the applicable provisions of the License Agreement that pertain to Know-How and Patent Rights. Ipsen does not warrant that any and all of such Inventions and Know How which may be discovered in the Work Plan set out in Appendix A will be patentable, nor that they can be used without infringing third parties rights. Nothing in this Section 12 shall be deemed to limit, alter, modify, change or amend any of the obligations of either party under the License Agreement.

13.          Term; Termination.

(a)           The term of this Agreement shall commence on the date of this Agreement and shall terminate upon completion of the Work Plan unless terminated earlier pursuant to the provisions set forth below in this Section 13.

(b)           Radius shall have the rights to terminate this Agreement at any time and for any reason by giving a three months prior written notice to Ipsen. Upon receipt of such notice Ipsen shall have the right to invoice Radius, and Radius shall make payment on each such invoice, for any identified running expense or otherwise to which Ipsen had made commitment, prior to or on the day of receiving written notice of termination by Radius.

(c)           This Agreement shall automatically terminate on the effective date of the termination of the License Agreement.

(d)           Either party (the “Non-Breaching Party”) shall have the right to terminate this Agreement in the event the other party (the “Breaching Party”) is in breach of any of its material obligations under this Agreement or the License Agreement. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach. The Breaching Party shall have a period of sixty (60) days after such written notice is provided to cure such breach. If such breach is not cured within the relevant period, this Agreement shall terminate. The right of the Non-Breaching Party to terminate this Agreement under this Section 13(d) is in addition to any other right or remedy that may otherwise be available to the Non-Breaching Party in connection with such breach, including, without limitation, the right to damages.

(e)           Expiration or termination of this Agreement, for any reason, will not relieve either party of any obligation accruing prior to such expiration or termination. This Section 13(e) and Sections 1, 6, 7(a), 9, 10, 11, 12, 14, 15 and 16 shall survive expiration or termination of this Agreement. Section 7(c) shall survive expiration or termination of this Agreement as provided in Article 8.1 of the License Agreement for the Term of the License Agreement (as defined in Article 15.1 of the Licence Agreement).

14.          Dispute Resolution. The provisions of Article 17 of the License Agreement (other than Section 17.6 of the License Agreement) shall apply to this Agreement as if the full text of such Article 17 (other than Section 17.6 thereof) were set forth herein and, for this purpose, any reference in such Article 17 (other than Section 17.6 thereof) to the term “Agreement” shall be deemed to be, and treated as, a reference to this Agreement.

15.          Certain Other Provisions. The provisions of Sections 18.1, 18.4, 18.5, 18.7 and 18.9 of the License Agreement shall apply to this Agreement to the same extent as if the full text of such Sections were set forth herein and, for this purpose, any reference in any of such Sections to the term “Agreement” shall be deemed to be, and treated as, a reference to this Agreement.

16.          Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

(b)           This Agreement, including all appendices, schedules and attachments, embodies the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, and agreements, whether oral or written, between the Parties relating to the subject matter hereof.

(c)           No modification or amendment to this Agreement shall be valid and binding unless set forth in writing and duly signed and executed by Ipsen and Radius.

(d)           The insertion of section headings is for ease of reference only and shall not affect the interpretation of this Agreement.

(e)           A waiver of any default, breach or non-compliance under this Agreement is not effective unless signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach, non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance (whether of the same or any other nature).

(f)            This Agreement shall inure to the benefit of, be binding upon the respective successors, and permitted assigns of the parties hereto. This Agreement cannot be assigned in whole or in part by either party without the prior written consent of the other party except upon and in connection with the sale of either party or its business (through a merger, sale of assets or otherwise) to a third party that expressly assumes in writing the obligations under this Agreement of the assigning party for the benefit of the other party.

(g)           Time is of the essence in this Agreement.

(h)           The Parties may execute this Agreement in counterparts, each of which the Parties shall deem an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal at the place and as of the date referred to above.

RADIUS HEALTH, INC.		BEAUFOUR IPSEN INDUSTRIE

By:	/s/ Bart Henderson	By:	/s/ Mike DEY
Name: Bart Henderson		Mike DEY
Title: CEO		Vice-President, Pharmaceutical Development

CONFIDENTIAL

Exhibit A

Development and Supply of Ph II Supply of BA058 Ready to Use Pen

Injection and cGMP Active Pharmaceutical Ingredient for Radius

Proposal Dated 31 Mar 2006

Key Deliverables;

Multi-dose, ready to use Injection for administration using commercially available Pen injector, to deliver a fixed dose between 40-100mcg per day, with 28 days doses in 1.5ml cartridge.

Stretch objectives for timelines agreed at

•                                          Confirm up to 3 selected formulations for animal PK study and manufacture of non clinical/stability lots at contractor in June/July

•                                          Supply Ph II to allow first patient dosing on Dec 1 2006 (with Ph II of 75 patients x 2 active doses; 3 months treatment

•                                          Supply c 10g API for stability testing in May 2006

•                                          Remaining c 40g clinical use API at end June 2006

Ipsen scope of work includes all activities to develop and supply bulk cartridges and selected pen for Ph II supplies, in bulk, which would then be labelled, packaged. released and distributed by Radius. At this time, the Radius-approved budget covers these activities. Further work (beyond supply of Ph II in 2006) will require a separate approval from Radius and Ipsen.

Beyond supply of Ph II in 2006, stability testing activities would continue into 2007/2008, to allow Radius updating of shelf-life for product in IMPDs.

Technology transfer support has been budgeted at up to 1.5 FTEs to cover all API, product, process, device, analytical and regulatory support work. This will be completed in 2007, with no Ipsen resource for this work required beyond 2007.

Outline of Plan for Product Development

Various antimicrobial preservatives will be screened for compatibility with a 2mg/ml solution formulation of BA058. By testing to pharmacopoeia) tests for anti-microbial preservative activity, and short term, accelerated stability tests, up to three selected formulations will be chosen for further evaluation.

No placebo formulation will be developed, (including preservative nor stability data) for any of the formulations.

The program includes manufacture of stability test batches at contract manufacturer, filled into cartridges, and longer term stability tests and confirmation of anti-microbial efficacy.

From these data, the optimal formulation for Ph II supply would then be chosen and clinical supplies produced, using suitably validated process. The Ph II manufacturing scale of c 2,000 cartridges, with a batch size of 3.5 litres is assumed.

The plan assumes one Ph II clinical lot made at the selected contractor, for clinical supply (2 arms x 75 patients x 3 cartridges per patient = c 500 cartridges, plus samples and retain samples = 1,000 cartridges) with remaining c 1,000 units for stability tests.

Overall Timelines

Development Plan for BA058 Ready to Use Multi-dose Injection

•                  Evaluation of primary packaging

•                  Optimization of formulation (preservatives)

•                  Stability study on 3 selected formulations

•                  Manufacturing process study

•                  Analytical and microbiological method set up & validation

•                  Phase II clinical batches supply

•                  ICH stability final formulation

•                  Process optimization & scale up

•                  Phase III clinical supply

•                  Registration Stability

•                  Device extractables

•                  Manufacturing process validation

•                  PDR + NDA filing (CMC part)

Radius activity  ■                Ipsen activity        ☐

Stage		Total	2006	2007	2008
Formulation Plan	€ 000s	1863	1044	669	150
	FTEs	6.1	2.8	2.7	0.6

API Supply	€ 000s	[*]	[*]	0	0
	FTEs	0	0	0	0

TOTAL	€ 000s	[*]	[*]	[*]	[*]
	FTEs	6.1	2.8	2.7	0.6

The above programs include;

FTE rate of $[*] converted at $1.20/€ to give r€[*].

API supply of 50g, at €[*]/g, equates with €[*]. Radius purchase of raw materials for 150g API, in 2005, reduces this amount by €[*] (€[*] x 50/150), to €[*].

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Detailed breakdown of the phasing and costs for Formulation and Technology Transfer support is provided in Table 2 below

Development of Multidose Preserved Cartridge-Formulation to Ph II Supply and Technology Transfer

	Total	2006					2007					2008
Item	€000s	1Q	2Q	3Q	4Q	Total06	1Q	2Q	3Q	4Q	Total07	1Q	2Q	3Q	4Q	Total08
Optimise Formulation Select optimal Preservative &formulation Stability test various formulations Performance tests with selected Device Select Optimised Formulation Develop process at Ph II scale; Validate Filters etc. Confirm Preservative Efficacy overspecification range	[*]	[*]	[*]	[*]	[*]	[*]	0	0	0	0	0 0 0 0 0 0 0	0	0	0	0	0 0 0 0 0 0 0
Manufacture Lots for Ph II	[*]	0	[*]	[*]	[*]	[*]	0	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Manufacture Stability batches at Contractor Stability Test Product 3 mth data to prepare IMPD 5 mths and Later data to update IMPD Manufacture Clinical Lots at Contractor for Ph II	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Manufacture Lots for Ph III	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Scale Up and Optimise process for Ph III Process Validation Protocol Make Ph IIVPV Lots Package Ph III Supplies Stability Test Ph III Lots	0	0	0	0	0	0 0 0 0 0	0	0	0	0	0 0 0 0 0	0	0	0	0	0 0 0 0 0
Device Support Work	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Device Extractadables Methods Validation Device Extractables study on stability	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Analytical Methods and Specifications	144	63	81	0	0	144	0	0	0	0	0	0	0	0	0	0
Develop Analytical methods for Preservative Confirm validation of existing Methods Confirm Full Validation for Ph III registration	113 31 0	63	50 31	0	0	113 31 0	0	0	0	0	0 0 0	0	0	0	0	0 0 0
Technology Transfer	[*]	0	0	0	0	0	[*]	[*]	[*]	[*]	[*]	0	0	0	0	0
Technology Transfer Support-API Technology Transfer-Product Prepare Development Reports/NDA/MAA	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	0 0 0
Device Supply €000s API Supply in grammes	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	0	0	[*]	0	0	0	0	0
GRAND TOTAL €000s	1863	144	420	329	251	1044	206	225	200	88	669	75	0	56	19	150
Full Time Equivalents Required	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Notes Full Time Equivalent Rate €000s per year	[*]	Ex Rate	[*]	$000s/FTE	[*]

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.